Exhibit 4.4

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

WARRANT TO PURCHASE STOCK

Company:	SUPERNUS PHARMACEUTICALS, INC., a Delaware corporation
Number of Shares:	, Subject to adjustment (including pursuant to Sections 1.7 and 1.8 hereof)
Class of Stock:	Series A Convertible Preferred Stock (the “Class”)
Warrant Price:	$1.00
Issue Date:
Expiration Date:	The 10th anniversary after the Issue Date
Credit Facility:

This Warrant is issued in connection with the Loan and Security Agreement among Company, Oxford Finance Corporation, as Collateral Agent and Lender and Compass Horizon Funding Company LLC, as Lender, dated as of January 26, 2011, as amended from time to time (the “Loan Agreement”).

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, including without limitation the mutual promises contained in the Loan Agreement                                                                                        (together with any registered holder from time to time of this Warrant or any holder of the shares issuable or issued upon exercise of this Warrant, “Holder”) is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the “Shares”) of the Company at the Warrant Price, all as set forth above and as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1.          EXERCISE.

1.1           Method of Exercise.  Holder may exercise this Warrant by delivering the original of this Warrant together with a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company.  Unless Holder is exercising the conversion right set forth in Article 1.2, Holder shall also deliver to the Company a check, wire transfer (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1.2           Conversion Right.  In lieu of exercising this Warrant as specified in Article 1.1, Holder may from time to time convert this Warrant, in whole or in part, by surrendering this Warrant for that number of shares of the Class equal to the quotient obtained by dividing (x) the product of (i) the number of Shares underlying that portion of the Warrant to be surrendered, multiplied by (ii) the positive difference, if any, between the exercise price of such Warrant and the fair market value (as defined below), by (y) the fair market value.  The fair market value of the Shares shall be determined pursuant to Article 1.3.

1.3           Fair Market Value.  If the Company’s common stock is traded in a public market, the fair market value of each Share shall be the average closing price of the Company’s common stock for the ten (10) trading days ending on the trading date immediately prior to the date Holder delivers its Notice of Exercise to the Company.  Solely in the instance where the Warrant is exercised immediately prior to the effectiveness of the Company’s initial public offering, the fair market value of each Share shall be the “price to public” per share price specified in the final prospectus relating to such offering.  If the Company’s common stock is not traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment based on the Company’s 409A independent valuations dated no more than 30 days prior to the proposed date of exercise.

1.4           Delivery of Certificate and New Warrant.  Promptly after Holder exercises or converts this Warrant and, if applicable, the Company receives payment of the aggregate Warrant Price, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new warrant of like tenor representing the Shares not so acquired.

1.5           Replacement of Warrants.  On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation on surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.6           Treatment of Warrant Upon Acquisition of Company.

1.6.1        “Acquisition”.  For the purpose of this Warrant, “Acquisition” means any sale, license, or other disposition of all or substantially all of the assets of the Company, or any reorganization, consolidation, or merger of the Company where the holders of the Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

1.6.2        Treatment of Warrant at Acquisition. Treatment of Warrant Upon Acquisition.  Upon the consummation of any Acquisition, the Underlying Shares shall have the rights, preferences, powers, privileges, qualifications and restrictions set forth in the Company’s Certificate of Incorporation as in effect on the date of such Acquisition attributed to (i) the Company’s common stock if the Shares are common stock or (ii) the Company’s Series A Convertible Preferred Stock if the Shares are Series A Convertible Preferred Stock.

1.7           Treatment of Warrant Upon a Deemed Liquidation Event.

1.7.1        “Deemed Liquidation Event”.  For the purpose of this Warrant, “Deemed Liquidation Event” has the meaning given such term in the Company’s Certificate of Incorporation as in the effect on the date of such Deemed Liquidation Event.

1.7.2        Treatment of Warrant at Deemed Liquidation Event.  Upon the occurrence of any Deemed Liquidation Event, the Underlying Shares shall have the rights, preferences, powers, privileges, qualifications and restrictions set forth in the Company’s Certificate of Incorporation as in effect on the date of such Deemed Liquidation Event attributed to (i) the Company’s common stock if the Shares are common stock or (ii) the Company’s Series A Convertible Preferred Stock if the Shares are Series A Convertible Preferred Stock

1.8           Adjustment in Class of Stock and Warrant Price.  If the Company consummates a public offering of its equity securities after the Issue Date (the “IPO”), the unexercised portion of this Warrant, if any, shall automatically convert into a Warrant exercisable for Common Stock at the lesser of (i) the price per share of Company’s common stock issued in the IPO, or (ii) $1.00 per share (the lesser, the “Next Round Price”).  The Shares for which this Warrant is exercisable, if at all, shall bear the same rights, preferences, and privileges of such Common Stock (and not less than the rights, preferences and privileges provided the holders of the Company’s Series A Preferred stock).  Company shall provide Holder no less than twenty (20) days’ written notice prior to any IPO.  Any adjustment to the Class of Stock and/or Warrant Price to be made as a result of an automatic conversion pursuant to this Section 1.8 shall be in addition to any adjustment(s) to be made in accordance with Section 1.9 and Article 2 hereof.

1.9           Adjustment to Number of Shares.  The Number of Shares for which this Warrant is exercisable shall automatically be increased, concurrently with the making of the Term B Loan under and as defined in the Loan Agreement, and without further action by Holder or the Company, by an amount equal to (x) 50,000 or, (y) in the event this Warrant is exercisable for Common Stock in accordance with Section 1.8, (i) $50,000 divided by (ii) the Next Round Price.  Any adjustment to the Number of Shares made as a result of this Section 1.9 shall be in addition to any adjustment(s) to be made in accordance with Article 2 hereof.

ARTICLE 2.          ADJUSTMENTS TO THE SHARES.

2.1           Stock Dividends, Splits, Etc.  If the Company declares or pays a dividend on the outstanding shares of the Class or the underlying common stock in the event the Class converted to common stock (the “Underlying Shares”) payable in additional shares of the Class or other securities, then upon exercise or conversion of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend occurred. If the Company subdivides the outstanding shares of the Class or the Underlying Shares by reclassification or otherwise into a greater number of shares or takes any other action which increase the amount of the Underlying Shares, the number of Shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares of the Class or the Underlying Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

2.2           Reclassification, Exchange, Combinations or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event.  Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company’s Certificate of Incorporation upon the closing of a registered public offering of the Company’s common stock.  The Company or its successor shall promptly issue to Holder an amendment to this Warrant setting forth the number and kind of such new securities or other property issuable upon exercise or conversion of this Warrant as a result of such reclassification, exchange, substitution or other event that results in a change of the number and/or class of securities issuable upon exercise or conversion of this Warrant.  The amendment to this Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant.  The provisions of this Article 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3           Adjustments for Diluting Issuances. The Warrant Price and the number of Shares issuable upon exercise of this Warrant or, if the Shares are preferred stock, the number of shares of common stock issuable upon conversion of the Shares, shall be subject to adjustment, from time to time in the manner set forth in the Company’s Certificate of Incorporation as if the Shares were issued and outstanding on and as of the date of any such required adjustment.  The provisions set forth for the Shares in the Company’s Certificate of Incorporation relating to the above in effect as of the Issue Date may not be amended, modified or waived, without the prior written consent of Holder unless such amendment, modification or waiver affects the rights associated with the Shares in the same manner as such amendment, modification or waiver affects the rights associated with all other shares of the same series and class as the Shares granted to the Holder.

2.4           No Impairment.  The Company shall not, by amendment of its Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment; provided, however, that notwithstanding the foregoing, nothing in this Article 2.4 shall restrict or impair the Company’s right to effect changes to the rights, preferences, and privileges associated with the Shares with the requisite consent of the stockholders as may be required to amend the Certificate of Incorporation from time to time so long as such amendment affects the rights, preferences, and privileges granted to Holder associated with the Shares in the same manner as the other holders of outstanding shares of the Class.

2.5           Fractional Shares.  No fractional Shares shall be issuable upon exercise or conversion of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share.  If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder the amount computed by multiplying the fractional interest by the fair market value of a full Share.

2.6           Certificate as to Adjustments.  Upon each adjustment of the Warrant Price, Class and/or number of Shares or Underlying Shares, the Company shall promptly notify Holder in writing, and, at the Company’s expense, promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price, Class and number of Shares or Underlying Shares in effect upon the date thereof and the series of adjustments leading to such Warrant Price, Class or Underlying Shares and number of Shares.

ARTICLE 3.          REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1           Representations and Warranties.  The Company represents and warrants and covenants to the Holder as follows:

(a)           The initial Warrant Price referenced on the first page of this Warrant is not greater than the price per share at which the Shares were last issued.

(b)           All Shares including, but not limited to, Underlying Shares, which may be issued upon the exercise or conversion of this Warrant shall at all times during the term hereof and prior to exercise or conversion in full hereof be duly reserved out of the Company’s authorized and unissued capital stock for issuance upon exercise or conversion hereof and shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

(c)           The Company’s capitalization table attached hereto as Schedule 1 is true and complete as of the Issue Date.

3.2           Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon the outstanding shares of the Class, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription or sale any additional shares of any class or series of the Company’s stock; (c) to effect any reclassification, reorganization or recapitalization of the shares of the Class; or (d) to effect an Acquisition or to liquidate, dissolve or wind up; then, in each such event the Company shall provide written notice thereof to Holder at the same time and in the same manner as the Company gives notice thereof to the holders of the outstanding shares of the Class.  Company will also provide information requested by Holder reasonably necessary to enable the Holder to comply with the Holder’s accounting or reporting requirements.

3.3           Registration Under Securities Act of 1933, as amended.  The Company agrees that the Shares or, if the Shares are convertible into common stock of the Company, such common stock, shall have certain incidental, or “Piggyback,” registration rights pursuant to and as set forth in the Company’s Investor Rights Agreement or similar agreement.  The provisions set forth in the Company’s Investor Right Agreement or similar agreement relating to the above in effect as of the Issue Date may not be amended, modified or waived without the prior written consent of Holder unless such amendment, modification or waiver affects the rights associated with the Shares in the same manner as such amendment, modification, or waiver affects the rights associated with all other shares of the same series and class as the Shares granted to the Holder.

3.4           No Shareholder Rights.  Without limitation of any provision of this Warrant, Holder agrees that it will not have any rights as a shareholder of the Company until the exercise or conversion of this Warrant.

ARTICLE 4.          REPRESENTATIONS, WARRANTIES OF THE HOLDER.  The Holder represents and warrants to the Company as follows:

4.1           Purchase for Own Account.  This Warrant and the securities to be acquired upon exercise of this Warrant by Holder will be acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution in violation of applicable securities laws. Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Shares.

4.2           Disclosure of Information.  Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

4.3           Investment Experience.  Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk.  Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4           Accredited Investor Status.  Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

4.5           The Act.  Holder understands that this Warrant and the Shares issuable upon exercise or conversion hereof have not been registered under the Act in reliance upon one or more exemptions therefrom, which exemptions depend upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein.  Holder understands that this Warrant and the Shares issued upon any exercise or conversion hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless an exemption from such registration and qualification requirements is otherwise available.

ARTICLE 5.          MISCELLANEOUS.

5.1           Term.  This Warrant is exercisable in whole or in part at any time and from time to time on or before the Expiration Date.

5.2           Legends.                This Warrant and the Shares shall be imprinted with a legend in substantially the following form:

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 OF THE WARRANT TO PURCHASE STOCK, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER,

SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

5.3           Compliance with Securities Laws on Transfer.  This Warrant and/or the Shares issuable upon exercise or conversion of this Warrant may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company).  The Company shall not require Holder to provide an opinion of counsel if the transfer is to any affiliate of Holder, provided that such affiliate is an “accredited investor” as defined in Regulation D promulgated under the Act.  Additionally, the Company shall also not require an opinion of counsel if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder’s notice of proposed sale.

5.4           Transfer Procedure.  After receipt by Holder of the executed Warrant, Holder may transfer this Warrant to any affiliate of Holder, by execution of an Assignment substantially in the form of Appendix 2.  Subject to the provisions of Article 5.3 and upon providing Company with written notice, any subsequent Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the Shares issuable directly or indirectly, upon conversion of the Shares, if any) to any transferee, provided, however, in connection with any such transfer, any subsequent Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable).  The foregoing provisions of this Article 5.4 shall not apply to a public sale of any Shares issued on exercise or conversion of this Warrant in reliance on the provisions of Rule 144 promulgated under the Act.

5.5           Notices.  All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid (or on the first business day after transmission by facsimile), at such address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such holder from time to time. All notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

Attention:

Telephone:

Facsimile:

Notice to the Company shall be addressed as follows until the Holder receives notice of a change in address:

SUPERNUS PHARMACEUTICALS, INC.

1550 East Gude Drive

Rockville, Maryland  20850

Attn: Russell (“Rip”) Wilson

Telephone:

Facsimile:

5.6           Waiver.  This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.7           Attorneys’ Fees.  In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.8           Automatic Conversion upon Expiration.  In the event that, upon the Expiration Date, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Article 1.3 above is greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be converted pursuant to Article 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised or converted, and the Company shall promptly deliver a certificate representing the Shares (or such other securities) issued upon such conversion to Holder.

5.9           Counterparts.  This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement.

5.10         Governing Law.  This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law.

5.11         Market Stand-Off Agreement.  Holder agrees that, if requested in writing by the underwriters for the initial underwritten public offering of securities of the Company, Holder shall agree not to sell publicly any Underlying Shares or any other shares of common stock (other than Underlying Shares or other shares of common stock being registered in such offering), without the consent of such underwriters, for a period not to exceed 180 days following the effective date of the registration statement relating to such offering; provided, however, that all persons entitled to registration rights with respect to shares of the Company’s common stock who are not parties to the Company’s Investor Rights Agreement dated December 22, 2005 (the “IRA”), all other persons selling shares of common stock in such offering, all persons holding in excess of 1% of the capital stock of the Company on a fully diluted basis and all executive offers and directors of the Company shall also have agreed not to sell publicly their common stock under the circumstances and pursuant to the terms set forth in Section 15(g) of the IRA; and provided, further, however, that any such lock-up agreement shall provide that if the managing underwriter releases any shares from the lock-up with respect to such offering prior the scheduled expiration date of such lock-up, the managing underwriter shall contemporaneously release a pro rata portion of the Underlying Shares from such lock-up.

5.12         Conflicts with Certificate of Incorporation.  Except with respect to Section 2.4 hereof, in the event that any provisions of this Warrant conflict with the Company’s Certificate of Incorporation in any manner related to the subject matter hereof, then the Company’s Certificate of Incorporation shall control such provisions and supersede the provisions of this Warrant.

[Balance of Page Intentionally Left Blank]

“COMPANY”		Dated as of the Issue Date indicated above

SUPERNUS PHARMACEUTICALS, INC.

By:		By:

Name:		Name:
	(Print)		(Print)
Title:	Chairman of the Board, President or Vice President	Title:	Chief Financial Officer, Secretary, Assistant Treasurer or Assistant Secretary

“HOLDER”

By:

By:

Its:

[Signature Page to Warrant to Purchase Stock]

APPENDIX 1

NOTICE OF EXERCISE

1.                                       Holder elects to purchase                        shares of the Common/Series              Preferred [strike one] Stock of SUPERNUS PHARMACEUTICALS, INC. pursuant to the terms of the attached Warrant, and tenders payment of the purchase price of the shares in full.

[or]

1.                                       Holder elects to convert the attached Warrant into Shares/cash [strike one] in the manner specified in the Warrant.  This conversion is exercised for                                            of the Shares covered by the Warrant.

[Strike paragraph that does not apply.]

2.                                       Please issue a certificate or certificates representing the shares in the name specified below:

Holders Name

(Address)

3.                                       By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Article 4 of the Warrant as the date hereof.

HOLDER:

By:

Name:

Title:

(Date):

APPENDIX 2

ASSIGNMENT

For value received,                                                                      hereby sells, assigns and transfers unto

Name:

Address:

Tax ID:

that certain Warrant to Purchase Stock issued by SUPERNUS PHARMACEUTICALS, INC. (the “Company”), on                          (the “Warrant”) together with all rights, title and interest therein.

By:

By:

Its:

Date:

By its execution below, and for the benefit of the Company,                             makes each of the representations and warranties set forth in Article 4 of the Warrant and agrees to all other provisions of the Warrant as of the date hereof.

By:

Name:

Title: